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                      June 24, 2020

       Tetsuo Mukunoki
       Legal Counsel
       NEC Corporation
       7-1, Shiba 5-chome
       Minato-ku, Tokyo 108-8001
       Japan

                                                        Re: NEC Corporation
                                                            Amendment No. 2 to
                                                            Registration
Statement on Form 20FR-12G
                                                            Filed June 22, 2020
                                                            File No. 000-12713

       Dear Mr. Mukunoki:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Technology
       cc:                                              Michael Young